Exhibit 3.1

SECOND AMENDMENT TO THE
SECOND AMENDED AND RESTATED BYLAWS
of
OCUPHIRE PHARMA, INC.

The Second Amended and Restated Bylaws (the “Bylaws”), of Ocuphire Pharma, Inc., a Delaware corporation, are hereby amended as follows, effective as of June 15, 2022.
1.           Section 8 of ARTICLE III of the Bylaws is hereby amended and restated in its entirety to read as follows:
“Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Amended and Restated Certificate of Incorporation, or by these Bylaws, the presence, in person, by remote communication, if applicable, or by proxy duly authorized, of the holders of a majority of the voting power of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business.  In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairperson of the meeting or by vote of the holders of a majority of the voting power of the shares represented thereat, but no other business shall be transacted at such meeting.  The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by statute or by applicable stock exchange rules, or by the Amended and Restated Certificate of Incorporation or these Bylaws, in all matters other than the election of directors, the affirmative vote of the majority of voting power of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the subject matter shall be the act of the stockholders. Except as otherwise provided by statute or by applicable stock exchange rules, the Amended and Restated Certificate of Incorporation or these Bylaws, directors shall be elected by a plurality of the votes of the shares present in person, by remote communication, if applicable, or represented by proxy at the meeting and entitled to vote generally on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute, or by applicable stock exchange rules, or by the Amended and Restated Certificate of Incorporation or these Bylaws, a majority of the voting power of the outstanding shares of such class or classes or series, present in person, by remote communication, if applicable, or represented by proxy duly authorized, shall constitute a quorum entitled to take action with respect to that vote on that matter. Except where otherwise provided by statute or by applicable stock exchange rules or by the Amended and Restated Certificate of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of shares of such class or classes or series present in person, by remote communication, if applicable, or represented by proxy at the meeting shall be the act of such class or classes or series.”
2.            Except as specifically amended herein, the Bylaws shall remain unchanged and in full force and effect.
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OCUPHIRE PHARMA, INC.
CERTIFICATE OF ADOPTION OF
SECOND AMENDMENT TO SECOND AMENDED AND RESTATED BYLAWS
The undersigned hereby certifies that she is the duly elected, qualified, and acting Secretary of Ocuphire Pharma, Inc., a Delaware corporation, and that the foregoing Second Amendment to the Second Amended and Restated Bylaws constitutes the entire amendment to the Second Amended and Restated Bylaws, as duly adopted by the Board of Directors on June 15, 2022.
/s/ Mina Sooch
Mina Sooch
Secretary